Exhibit 107

Form S-8
(Form Type)

UNILEVER PLC
(Exact Name of Registrant as Specified in its Charter)

Newly Registered Securities

Security Type	Security Class Title (1)	Fee Calculation Rule	(3)	Amount Registered(2)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity Ordinary Shares 457(c) 1,700,000 $ 50.40 $ 85,680,000 0.0								$9,441.94

Total Offering Amounts						$85,680,000		$9,441.94
Total Fee Offsets								$0.00
Net Fee Due								$9,441.94

(1) The Ordinary Shares are being registered on the Post-Effective Amendment Number 2 to the 2012 Registration Statement (Registration No. 333-185299). Note that these Ordinary Shares will not be represented by the Registrant’s American Depositary Shares. No new securities are being registered on the Post-Effective Amendment No. 1 to the 2003 Registration Statement (Registration No. 333-103491-01).
(2) Pursuant to Rule 416 under the Securities Act of 1933, the Post-Effective Amendment Number 2 to the 2012 Registration Statement (Registration No. 333-185299) also covers any additional shares of Ordinary Shares that may be granted under the approved Amended Plan to prevent dilution resulting from stock splits, stock dividends or similar transactions.
(3) The proposed maximum offering price for these Ordinary Shares has been estimated solely for the purpose of calculating the registration fee based in accordance with Rules 457(c) and 457(h) of the Securities Act of 1933, upon the price of $ 50.40 per Ordinary Share, the average of the high and low prices of the Ordinary Shares as reported on the New York Stock Exchange on December 8, 2022.